Exhibit 99.1

For Immediate Release
August 3, 2023

NW Natural Holdings Reports Second Quarter 2023 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported net income of $1.2 million ($0.03 per share) for the second quarter of 2023, compared to earnings of $1.7 million ($0.05 per share) for the same period in 2022
•Reported net income of $72.9 million ($2.03 per share) for the first six months of 2023, compared to earnings of $58.0 million ($1.77 per share) for the same period in 2022
•Added nearly 6,400 natural gas meters in the last 12 months for a growth rate of 0.8% as of June 30, 2023
•NW Natural Water closed its first water services transaction and signed a second
•Began operations at the Carbon Limestone RNG facility - the first of two facilities NW Natural Renewables is investing in with EDL
•Reaffirmed 2023 earnings guidance in the range of $2.55 to $2.75 per share

"The Company continues to perform well, and we're executing on our growth and decarbonization opportunities," said David H. Anderson, CEO of NW Natural Holdings. "Our mission is to continue providing utility services and renewable energy to customers safely, reliably, and affordably in a sustainable way to better the lives of the communities we serve."

For the second quarter of 2023, net income was $1.2 million (or $0.03 per share), compared to net income of $1.7 million (or $0.05 per share) for the same period in 2022. Results reflected higher operating costs, partially offset by new rates in Oregon and Washington for our natural gas utility.

Net income increased $15.0 million to $72.9 million (or $2.03 per share) for the first six months of 2023, compared to $58.0 million (or $1.77 per share) for the same period in 2022. Results reflected new rates in Oregon and Washington for our natural gas utility, customer growth and lower pension expense, partially offset by higher operations and maintenance expenses.

KEY EVENTS AND INITIATIVES

NW Natural Water Launches a Water Operations & Maintenance Service Business
NW Natural Water launched its services business in April by acquiring King Water Company in Washington and signing agreements with Hiland Water Corporation in May to acquire its services company and utility connections in Oregon. The two businesses support a combined 15,000 connections. This business provides operations and maintenance services to water and wastewater system owners and works to create value by leveraging shared personnel, technology and expertise to support delivery of clean, reliable water at a reasonable cost. The Hiland Water transaction is expected to close by the end of 2023. Upon closing outstanding transactions, NW Natural Water would serve approximately 170,000 people through more than 68,000 meters and provide operation and maintenance services to an additional 15,000 connections.

NW Natural Renewables' First Project Begins Operations
In August 2023, EDL announced that the Carbon Limestone RNG facility began operations. This is the first of two facilities NW Natural Renewables is investing in with EDL, a leading global producer of sustainable distributed energy. NW Natural Renewables has contracted to provide approximately $50 million toward the development of the two production facilities that are designed to convert landfill waste gases to RNG and connect that production to the existing regional pipeline networks. The second facility is expected to come online this fall.

NW Natural Renewables and EDL executed agreements designed to obtain a 20-year supply of RNG produced by the facilities for NW Natural Renewables. NW Natural Renewables has separately contracted to sell an equivalent amount of fixed-volume RNG supply to investment grade counterparties under long-term contracts. The revenues associated with these agreements are expected to start when the facilities begin commercial operations.

SECOND QUARTER RESULTS
We primarily operate through our natural gas distribution segment, which is operated through a regulated utility and principally engaged in the delivery of natural gas to customers in Oregon and southwest Washington. The segment also includes the portion of the Mist underground storage facility used to serve gas utility customers, the North Mist gas storage expansion, and RNG development and procurement for the utility.

Other business activities are reported through other results and primarily include Interstate Storage Services and third-party asset management services for the Mist facility in Oregon; NW Natural Water, which holds our water and wastewater utility operations and continues to pursue acquisitions in the water and wastewater sector; and NW Natural Renewables, which is a competitive renewable fuels business.

The following financial comparisons are for the second quarter of 2023 and 2022 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' second quarter results are summarized by business segment in the table below:

	Three Months Ended June 30,
	2023		2022		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss):
Natural Gas Distribution segment	$(271)	$(0.01)	$157	$—	$(428)	$(0.01)
Other	1,515	0.04	1,558	0.05	(43)	(0.01)
Consolidated	$1,244	$0.03	$1,715	$0.05	$(471)	$(0.02)

Diluted Shares		36,062		34,352		1,710

Natural Gas Distribution Segment
Natural Gas Distribution segment net income decreased $0.4 million (or $0.01 per share) primarily reflecting higher operations expenses, partially offset by new rates in Oregon and Washington that went into effect on Nov. 1, 2022.

Margin increased $11.4 million primarily due to new rates, which contributed $7.6 million; a $2.4 million higher gain from the Oregon gas cost incentive sharing mechanism due to lower than estimated gas costs; and the amortization of deferrals approved in the rate case contributed $1.2 million.

Operations and maintenance expense increased $8.4 million or 24% as a result of higher payroll costs; information technology costs; contractor labor; and the amortization of deferrals approved in the rate case, which is offset by revenues.

Depreciation and general taxes collectively increased by $3.2 million due to additional capital investments in the distribution system including several significant information technology projects that were placed into service in September 2022.

Other income, net reflected a benefit of $3.0 million primarily from lower pension expense, interest income from invested cash, and higher equity Allowance for Funds Used During Construction (AFUDC).

Interest expense increased $3.3 million due to higher debt balances.

YEAR-TO-DATE RESULTS
The following financial comparisons are for the first six months of 2023 and 2022 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Six Months Ended June 30,
	2023		2022		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural Gas Distribution segment	$71,680	$2.00	$55,547	$1.70	$16,133	$0.30
Other	1,235	0.03	2,407	0.07	(1,172)	(0.04)
Consolidated	$72,915	$2.03	$57,954	$1.77	$14,961	$0.26

Diluted Shares		35,845		32,805		3,040
Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $16.1 million (or $0.30 per share) reflecting new rates in Oregon and Washington that went into effect on Nov. 1, 2022, partially offset by higher operating expenses.

Margin increased $40.7 million primarily due to new rates, which contributed $27.1 million; the amortization of deferrals approved in the rate case contributed $5.1 million; a $4.1 million higher gain from the Oregon gas cost incentive sharing mechanism due to lower than estimated gas costs; and customer growth of 0.8% over the last 12 months contributed $2.5 million.

Operations and maintenance expense increased $17.1 million or 23% as a result of higher payroll costs; the amortization of deferrals approved in the rate case, which is offset by revenues; information technology costs; contractor labor; and higher bad debt expense.

Depreciation and general taxes collectively increased by $6.5 million due to additional capital investments in the distribution system including several significant information technology projects that were placed into service in September 2022.

Other income, net reflected a benefit of $5.7 million primarily from lower pension expense, interest income from invested cash, and higher equity AFUDC.

Interest expense increased $6.1 million due to higher debt balances.

Other
Other net income decreased $1.2 million (or $0.04 per share) reflecting lower net income from NW Natural Holding's other businesses as a result of higher interest expense, partially offset by higher net income from asset management revenues from NW Natural.

BALANCE SHEET AND CASH FLOWS
During the first six months of 2023, the Company generated $297.9 million in operating cash flows, compared to $196.6 million for the same period in 2022. The Company used $151.5 million in investing activities during the first six months of 2023 primarily for natural gas utility capital expenditures, compared to $169.7 million used in investing activities during the same period in 2022. Net cash used in financing activities was $32.2 million for the first six months of 2023, compared to $24.0 million used in financing activities during the same period in 2022. As of June 30, 2023, NW Natural Holdings held cash of $137.8 million.

2023 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings is reaffirming 2023 earnings guidance in the range of $2.55 to $2.75 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations. NW Natural Holdings' long-term earnings per share growth rate target is 4% to 6% compounded annually from 2022 through 2027.
DIVIDEND DECLARED
The board of directors of NW Natural Holdings declared a quarterly dividend of 48.50 cents per share on the Company’s common stock. The dividend is payable on August 15, 2023 to shareholders of record on July 31, 2023. The Company's current indicated annual dividend rate is $1.94 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its second quarter 2023 financial and operating results.

Date and Time:	Thursday, August 3, 2023 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States 1-833-470-1428 Canada 1-833-950-0062 International 1-929-526-1599 Passcode 812526
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.), 1-226-828-7578 (Canada), and +44-204-525-0658 (international). The replay access code is 494549.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests.

We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® in 2022 and 2023 as one of the World’s Most Ethical Companies®. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. Learn more in our latest ESG Report at nwnatural.com/about-us/the-company/sustainability.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 795,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest, Texas and Arizona. Today NW Natural Water serves more than 158,000 people through nearly 64,000 meters and provides operation and maintenance services to an additional 10,000 connections. Learn more about our water business at nwnaturalwater.com.

NW Natural Renewables is a competitive business committed to leading in the energy transition by providing renewable fuels to support decarbonization in the utility, commercial, industrial and transportation sectors. Learn more at nwnaturalrenewables.com.

Additional information is available at nwnaturalholdings.com.

“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

Forward-Looking Statements
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," “continues,” “could,” "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, continued expansion of service territories, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives, including the construction of RNG facilities, and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, renewable hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, water and wastewater acquisitions, partnerships, and investment strategy and financial effects of water and wastewater acquisitions, expected growth and safety benefits of facility upgrade investments, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, future dividends, commodity costs and sourcing asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of epidemics and pandemics, and any resulting economic disruption therefrom, geopolitical uncertainty and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter, which, among others, outline legal, regulatory and legislative risks, epidemics and pandemics risks, macroeconomic and geopolitical risks, growth and strategic risks, operational risks, and environmental risks.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. All references to EPS are on the basis of diluted shares. Such non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations. Our non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than how such measures are calculated in this report, limiting the usefulness of those measures for comparative purposes. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the tables above.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Second Quarter 2023
	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2023	2022	Change	2023	2022	Change	2023	2022	Change
Operating revenues	$237,859	$194,960	22%	$700,282	$545,261	28%	$1,192,374	$940,798	27%

Operating expenses:
Cost of gas	102,433	79,720	28	308,182	225,308	37	512,509	364,219	41
Operations and maintenance	66,819	53,175	26	138,636	110,660	25	252,643	212,649	19
Environmental remediation	2,140	2,267	(6)	7,515	6,970	8	12,934	11,622	11
General taxes	10,889	8,989	21	25,108	21,093	19	45,046	39,443	14
Revenue taxes	9,185	8,240	11	28,227	21,600	31	48,453	38,005	27
Depreciation	31,293	28,110	11	62,758	56,539	11	122,926	113,832	8
Other operating expenses	1,257	920	37	2,505	1,914	31	4,212	4,064	4
Total operating expenses	224,016	181,421	23	572,931	444,084	29	998,723	783,834	27
Income from operations	13,843	13,539	2	127,351	101,177	26	193,651	156,964	23
Other income (expense), net	6,618	226	2,828	8,224	(728)	(1230)	10,155	(7,148)	(242)
Interest expense, net	18,974	11,580	64	37,270	23,102	61	67,415	45,434	48
Income before income taxes	1,487	2,185	(32)	98,305	77,347	27	136,391	104,382	31
Income tax expense	243	470	(48)	25,390	19,393	31	35,127	26,555	32
Net income	$1,244	$1,715	(27)	$72,915	$57,954	26	$101,264	$77,827	30

Common shares outstanding:
Average diluted for period	36,062	34,352		35,845	32,805		35,557	31,799
End of period	36,065	34,754		36,065	34,754		36,065	34,754

Per share of common stock information:
Diluted earnings	$0.03	$0.05		$2.03	$1.77		$2.85	$2.45
Dividends paid per share	0.4850	0.4825		0.9700	0.9650		1.9375	1.9275
Book value, end of period	34.39	32.77		34.39	32.77		34.39	32.77
Market closing price, end of period	43.05	53.10		43.05	53.10		43.05	53.10

Capital structure, end of period:
Common stock equity	44.0%	47.3%		44.0%	47.3%		44.0%	47.3%
Long-term debt	46.0%	43.4%		46.0%	43.4%		46.0%	43.4%
Short-term debt (including current maturities of long-term debt)	10.0%	9.3%		10.0%	9.3%		10.0%	9.3%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	796,792	790,438	0.8%	796,792	790,438	0.8%	796,792	790,438	0.8%
Volumes in therms:
Residential and commercial sales	122,977	147,447		453,642	441,374		778,860	744,137
Industrial sales and transportation	113,389	121,106		245,773	255,565		475,953	492,743
Total volumes sold and delivered	236,366	268,553		699,415	696,939		1,254,813	1,236,880
Operating Revenues
Residential and commercial sales	$194,382	$159,792		$606,689	$474,399		$1,013,660	$806,249
Industrial sales and transportation	23,238	19,526		52,382	40,799		98,393	74,626
Other distribution revenues	1,368	409		2,978	1,016		3,906	1,737
Other regulated services	4,726	4,907		9,435	9,818		19,245	19,355
Total operating revenues	223,714	184,634		671,484	526,032		1,135,204	901,967
Less: Cost of gas	102,490	79,776		308,295	225,420		512,736	364,443
Less: Environmental remediation expense	2,140	2,272		7,515	6,970		12,934	11,622
Less: Revenue taxes	9,159	8,208		28,134	21,532		48,229	37,827
Margin, net	$109,925	$94,378		$327,540	$272,110		$561,305	$488,075
Degree days:
Average (25-year average)	296	305		1,619	1,631		2,674	2,692
Actual	273	374	(27)%	1,658	1,591	4%	2,779	2,526	10%
Percent colder (warmer) than average weather	(8)%	23%		2%	(2)%		4%	(6)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	June 30,
In thousands	2023	2022
Assets:
Current assets:
Cash and cash equivalents	$137,759	$17,209
Accounts receivable	73,930	68,583
Accrued unbilled revenue	21,924	18,060
Allowance for uncollectible accounts	(3,297)	(1,356)
Regulatory assets	111,819	92,803
Derivative instruments	12,423	60,652
Inventories	67,502	65,983
Other current assets	35,797	36,060
Total current assets	457,857	357,994
Non-current assets:
Property, plant, and equipment	4,391,993	4,129,236
Less: Accumulated depreciation	1,181,230	1,150,555
Total property, plant, and equipment, net	3,210,763	2,978,681
Regulatory assets	307,999	301,855
Derivative instruments	2,118	9,121
Other investments	104,330	96,027
Operating lease right of use asset, net	72,096	73,754
Assets under sales-type leases	132,045	136,673
Goodwill	152,670	70,714
Other non-current assets	96,827	75,699
Total non-current assets	4,078,848	3,742,524
Total assets	$4,536,705	$4,100,518
Liabilities and equity:
Current liabilities:
Short-term debt	$41,000	$222,700
Current maturities of long-term debt	240,714	351
Accounts payable	101,369	135,364
Taxes accrued	12,217	11,324
Interest accrued	11,443	7,425
Regulatory liabilities	61,546	97,277
Derivative instruments	42,135	15,918
Operating lease liabilities	1,732	1,315
Other current liabilities	58,777	47,624
Total current liabilities	570,933	539,298
Long-term debt	1,294,578	1,045,530
Deferred credits and other non-current liabilities:
Deferred tax liabilities	380,058	355,470
Regulatory liabilities	672,215	658,925
Pension and other postretirement benefit liabilities	147,063	162,511
Derivative instruments	25,212	9,475
Operating lease liabilities	77,951	78,826
Other non-current liabilities	128,417	111,704
Total deferred credits and other non-current liabilities	1,430,916	1,376,911
Equity:
Common stock	831,135	767,826
Retained earnings	414,398	381,963
Accumulated other comprehensive loss	(5,255)	(11,010)
Total equity	1,240,278	1,138,779
Total liabilities and equity	$4,536,705	$4,100,518

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
In thousands	2023	2022
Operating activities:
Net income	$72,915	$57,954
Adjustments to reconcile net income to cash provided by operations:
Depreciation	62,758	56,539
Regulatory amortization of gas reserves	1,678	2,984
Deferred income taxes	8,610	10,659
Qualified defined benefit pension plan (benefit) expense	(1,129)	2,882
Deferred environmental expenditures, net	(9,732)	(9,608)
Environmental remediation expense	7,515	6,970
Asset optimization revenue sharing bill credits	(10,471)	(41,102)
Other	14,068	9,961
Changes in assets and liabilities:
Receivables, net	163,965	96,453
Inventories	20,084	(8,721)
Income and other taxes	14,834	17,241
Accounts payable	(48,935)	(13,728)
Deferred gas costs	(16,370)	2,607
Asset optimization revenue sharing	12,056	3,929
Decoupling mechanism	(9,554)	9,669
Cloud-based software	(7,229)	(414)
Other, net	22,791	(7,711)
Cash provided by operating activities	297,854	196,564
Investing activities:
Capital expenditures	(144,863)	(167,696)
Acquisitions, net of cash acquired	(3,249)	—
Purchase of equity method investment	(1,000)	—
Other	(2,428)	(1,991)
Cash used in investing activities	(151,540)	(169,687)
Financing activities:
Proceeds from common stock issued, net	22,072	174,053
Long-term debt issued	200,000	692
Changes in other short-term debt, net	(217,200)	(166,800)
Cash dividend payments on common stock	(33,293)	(30,311)
Other	(3,774)	(1,596)
Cash used in financing activities	(32,195)	(23,962)
Increase in cash, cash equivalents and restricted cash	114,119	2,915
Cash, cash equivalents and restricted cash, beginning of period	40,964	27,120
Cash, cash equivalents and restricted cash, end of period	$155,083	$30,035

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$36,376	$22,867
Income taxes paid, net of refunds	12,163	1,086

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$137,759	$17,209
Restricted cash included in other current and non-current assets	17,324	12,826
Cash, cash equivalents and restricted cash	$155,083	$30,035